Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Stacey Sullivan, Media Relations (800) 775-7290	Tony Laday, Investor Relations (972) 770-8890

BRINKER INTERNATIONAL BOARD DECLARES COMMON DIVIDEND AND

AUTHORIZES ADDITIONAL $250 MILLION FOR SHARE REPURCHASES

DALLAS (June 7, 2011) –The Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.14 per share on the common stock of the company.

The dividend will be paid on June 30, 2011 to shareholders of record as of June 17, 2011.

The Board of Directors also authorized an additional $250 million in share repurchases. As of the end of the third quarter of fiscal 2011, Brinker had remaining share repurchase authorization of $258 million.

Brinker currently owns, operates or franchises 1,571 restaurants under the names Chili’s® Grill & Bar (1,526 restaurants) and Maggiano’s Little Italy® (45 restaurants) and holds a minority investment in Romano’s Macaroni Grill®.

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